Exhibit 5.2

Seabulk International, Inc. • 2200 Eller Drive • P.O. Box 13038 • Fort Lauderdale, FL 33316 www.seabulkinternational.com
Alan R. Twaits Sr. Vice President and General Counsel	Phone: (954) 524-4200 Ext. 801 Fax: (954) 527-1772 E-mail: alan.twaits@sbulk.com

September 19, 2003

Seabulk International, Inc.
2200 Eller Drive
Fort Lauderdale, Florida 33316

Ladies and Gentlemen:

        I am the Senior Vice President and General Counsel of Seabulk International, Inc., a Delaware corporation (the "Company") and have acted in such capacity with respect to the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of (i) the offer and exchange by the Company (the "Exchange Offer") of $150,000,000 aggregate principal amount of its 9 1/2% Senior Notes due 2013 (the "Initial Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange Notes") and (ii) the guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Subsidiary Guarantors") of the Initial Notes and the Exchange Notes. The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of August 5, 2003 among the Company, the Subsidiary Guarantors and Wachovia Bank, National Association, as Trustee (the "Indenture"). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

        I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Certificate of Incorporation, as amended, and the Amended and Restated By-Laws of the Company or such documents or similar organizational documents of each of the Subsidiary Guarantors, (ii) the Indenture, (iii) the Initial Notes and (iv) such other certificates, statutes and other instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, I have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

        Based on the foregoing, I am of the opinion that the Subsidiary Guarantors that are incorporated or organized, as the case may be, under the laws of the State of Florida have duly authorized, executed and delivered the Indenture, the Guarantees and the Initial Notes.

        I am a member of the bar of the State of Florida. The opinions expressed herein are limited exclusively to the laws of the State of Florida, and I am expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. I also authorize Vinson & Elkins L.L.P. to rely on this opinion in delivering its opinion.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ ALAN R. TWAITS Alan R. Twaits Senior Vice President and General Counsel